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                                                                   EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


                                                            Jurisdiction      Percentage
Name                                                      of Incorporation    Ownership
- ----                                                      ----------------    ----------
Summit Family Restaurants, Inc.                               Delaware          100%
HTB Restaurants, Inc.                                         Delaware          100%(1)
[Entity to be formed to complete North Acquisition]           Delaware          100%
[Entity to be formed to provide business
 services to other entities]                                  Delaware          100%

- ----------
(1) Owned by Summit Family Restaurants, Inc.